------
FORM 4
------
|_| Check this box if no longer
    subject to Section 16. Form 4 and
    Form 5 obligations may continue.
    See Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

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                                     ------------------------------------------
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                                     hours per response:                    0.5
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1. Name and Address of Reporting Person

   Simon,      Arnold              H.
   The Simon Group, LLC
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  (Last)      (First)           (Middle)

   c/o Aris Industries, Inc.
   1411 Broadway, 12th Floor
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               (Street)

    New York        NY             10018
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   (City)        (State)          (Zip)
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2. Issuer Name and Ticker or Trading Symbol

         ARIS INDUSTRIES, INC.
         (OTC:BB: AISI)
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3.  I.R.S. or Social Security Number or
    Reporting Person (Voluntary)

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4. Statement for Month/Year
              12/99
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5.  If Amendment, Date of Original
             (Month/Year)

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6. Relationship of Reporting Person to Issuer
        (Check all applicable)
  _X__ Director           __X__ 10% Owner
  _X_ Officer (give       __ __ Other (specify
      title below)                    below)

      Chairman and Chief Executive Officer
      ------------------------------------
------------------------------------------------

7. Individual or Joint/Group Filing
       (Check Applicable)

   _ _ Form filed by One Reporting Person
   _X_ Form filed by More than One Reporting Person

=====================================================================================================================
               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------

1. Title of Security    2. Transaction    3. Transaction     4. Securities Acquired (A)    5. Amount of
   (Instr. 3)              Date              Code               or Disposed of (D)            Securities
                           (Month/Day/       (Instr. 8)          (Instr. 3, 4 and 5)          Beneficially
                           Year)          --------------    --------------------------        Owned at
                                          |       |   |             |  (A) or |               End of Month
  Common Stock                            | Code  | V |     Amount  |  (D)    | Price         (Instr. 3 and 4)
---------------------------------------------------------------------------------------------------------------------
                           12/30/99         G               300,000     D
---------------------------------------------------------------------------------------------------------------------
                                                                                                 44,745,045
---------------------------------------------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
6. Ownership Form:    7. Nature of Indirect
   Direct (D) or         Beneficial Ownership
   Indirect (I)          (Instr. 4)
   (Instr. 4)
--------------------------------------------------------------------------------
       I                         (1)
--------------------------------------------------------------------------------
       I                         (2)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)                                               (Over)
                                                                 SEC 1474 (3/91)


FORM 4 - (continued)

               TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                      (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Conver-    3. Trans-    4. Trans-    5. Number of Deriv-    6. Date Exer-    7. Title and amount
   (Instr. 3)                       sion or       action       action       ative Securities       cisable and      of Underlying
                                    Exercise      Date         Code         Acquired (A) or        Expiration       Securities
                                    Price of      (Month/      (Instr. 8)   Disposed of (D)        Date (Month/     (Instr. 3 and 4)
                                    Derivative     Day/                    (Instr. 3, 4 and 5)     Day/Year)
                                    Security       Year)    ------------   -------------------    --------------    ---------------
                                                            |      |   |           |              Date     Expira-
                                                            |      |   |           |              Exer-    ation
                                                            | Code | V |      (A)  |  (D)         cisable  Date     Title   Amount
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
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative Security     8. Price of     9. Number of     10. Ownership     11. Nature of
    (Instr. 3)                          Derivative      Derivative        Form of           Indirect
                                        Security        Securities        Derivative        Beneficial
                                        (Instr.5)       Beneficially      Security:         Ownership
                                                        Owned at End      Direct (D)        (Instr. 4)
                                                        of Month          or Indirect
                                                        (Instr. 4)        (I)(Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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
EXPLANATION OF RESPONSES:

(1)  Represents shares owned by The Simon Group, LLC, allocable to Arnold H.
     Simon.

(2) Represents 35,574,841 shares owned by The Simon Group, LLC, of which Mr. Simon is the sole managing member and 5,882,353 shares and 3,287,851 shares owned by Alpine Peak Partners, LLC ("Alpine") and Palisades Private Partnership, L.P. ("Palisades"), respectively, over which the Reporting Persons have authority to direct the voting and disposition thereof. Mr. Simon disclaims pecuniary interest in any of the foregoing shares except as to his proportionate interest in The Simon Group, LLC, and The Simon Group, LLC disclaims pecuniary interest in the shares owned by Alpine and Palisades.

               /s/ ARNOLD H. SIMON                                 1/10/2000
              -------------------------------------            ---------------
              **Signature of Reporting Person                       Date


              THE SIMON GROUP, LLC


              By /s/ ARNOLD H. SIMON                               1/10/2000
              -------------------------------------            ---------------
              Arnold H. Simon, Managing Member                       Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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                                                                 SEC 1474 (3/91)